Exhibit 10.20

AMENDED AND RESTATED

NET LEASE AGREEMENT

Between

PARK CATTLE CO.
A Nevada Corporation
The Landlord

and

DESERT PALACE, INC.
A Nevada Corporation
The Tenant

Effective January 1, 2000

i

AMENDED AND RESTATED NET LEASE AGREEMENT

THIS AMENDED AND RESTATED NET LEASE AGREEMENT, effective as of the 1st of January, 2000, by and between PARK CATTLE CO. (the “Landlord”), a Nevada corporation, and DESERT PALACE, INC., (the “Tenant”), a Nevada corporation.

W I T N E S S E T H:

WHEREAS, Landlord and Tenant, entered into that certain lease dated October 15, 1979, covering the premises described on Exhibit “A” attached hereto and by this reference made a part hereof, a short-form of said lease having been recorded in the Official Records of Douglas County, State of Nevada, at Book    , Page     ; and

WHEREAS, said Lease has been amended by instruments dated July 31, 1980, January 1, 1981, December 1, 1982, March 1, 1986, October 1, 1986, December 31, 1992 and June 30, 1995 (said Lease as so amended is the “Original Lease”); and

WHEREAS, Tenant is a Nevada corporation, the stock of which is one hundred percent (100%) owned by Caesars Palace Corporation, a Nevada corporation, which is wholly owned by Caesars World, Inc., a Florida corporation, which is wholly owned by Park Place Entertainment Corporation, a Delaware corporation;

WHEREAS, Landlord and Tenant desire that the Original Lease be amended and restated (said Original Lease as amended and restated is referred to herein as the “Lease”); and

WHEREAS, Landlord and Tenant desire that the Lease fully and completely supersede and restate all of the terms and provisions of the Original Lease.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and conditions herein contained, Landlord and Tenant hereby agree that the foregoing recitals are true and correct and as follows:

ARTICLE I

Premises And Term Of Lease

Section 1.1 The Landlord hereby demises and leases to the Tenant, and the Tenant hereby hires and leases from the Landlord, the property (the “Premises”) in Douglas County, Nevada, consisting of (a) the parcel of land described on Exhibit A and the parcel of land described on Exhibit B, and (b) all the buildings and other improvements on the land included in the Premises and all additions to, and replacements of, those buildings and improvements. The parcels of land described on Exhibits A and B above are more particularly described on Exhibit C to this Restated Net Lease Agreement.

Section 1.2 The Original Term of this Lease shall commence at 12:01 A.M. on January 1, 2000 (the “Commencement Date”) and shall end at 11:59 P.M. on December 31, 2028 (the “Original Term”).

Section 1.3 During the term of this Lease (which will include the Original Term and any renewal terms) the Tenant will have the right to occupy and use the Premises, enjoy all the rights and privileges relating to the Premises, and receive, subject to its obligation to pay rent and make other payments as required by this Lease, all the rents and profits from the Premises.

ARTICLE II

Net Rent

Section 2.1 The Tenant shall pay to the Landlord as rent for the Premises during the original term of this Lease and any renewal terms (a) a fixed rent computed as provided in

Section 2.2, plus (b) an annual percentage rent equal to one percent (1%) of Gross Gaming Winnings computed as provided in Section 2.3, plus (c) all property and excise taxes and other impositions described in Article III.

Section 2.2 The fixed rent for the first Lease Year is $4,400,000.00. During each subsequent Lease Year the fixed rent will be equal to the product of (a) the fixed rent during the preceding Lease Year multiplied by 1.025. If this Lease terminates at a date which is not the end of a Lease Year, the fixed rent for the last Lease Year will be the sum which bears the same proportion to the rent which would be payable for a full year as the number of days in the last Lease Year bears to 365. For the purposes of this Lease, (a) the term “Lease Year” means the twelve-month period beginning on January 1, 2000 and each twelve-month period thereafter, and (b) the term “preceding Lease Year” means the Lease Year ending on the day immediately prior to the first day of the Lease Year for which fixed rent is being determined.

Section 2.3 The annual percentage rent for a Lease Year will be equal to one percent (1%) of Gross Gaming Winnings. The term “Gross Gaming Winnings” shall be computed identically to “gross revenue” as defined in Nev. Rev. Stat. § 463.0161 in effect on the Commencement Date.

Section 2.4 (a) Within thirty (30) days after the close of each calendar quarter, Landlord shall be furnished with a statement certified by the Tenant’s Controller or Treasurer setting forth the amount of the Gross Gaming Winnings so reported for the immediately preceding calendar quarter. Accompanying each such quarterly statement shall be payment of the percentage rent due for that calendar quarter.

(b) Within thirty (30) days after the close of each calendar year, Landlord shall be furnished with a statement certified by Tenant’s Controller or Treasurer of the amount of the

Gross Gaming Winnings so reported for the immediately preceding calendar year, together with an appropriate accounting setting forth the gross amount of percentage rent to which Landlord was entitled for the immediately preceding calendar year, the amounts paid to Landlord on account thereof, and the resulting balance due Landlord or the amount of overpayment which Landlord has received in the event that payments on account exceeded the percentage rent for the immediately preceding calendar year. Landlord will be paid any such balance due at the time of delivery of said certified statement, or, if there has been such an overpayment, the amount of said overpayment shall be credited against the percentage rent obligations accruing for the first or subsequent quarters of the following calendar year until such credit has been reduced to zero.

(c) In the event that the appropriate officials of the State of Nevada finally determine that Tenant’s Gross Gaming Winnings for a calendar year are different than as reported to Landlord under this Section 2.4 Tenant shall pay Landlord any balance of percentage rent due within fifteen (15) days of such final determination and shall be entitled to a credit for any overpayment against the percentage rent obligations accruing after such final determination until the credit is reduced to zero. For purposes of this subsection (c) “final determination” means after all appeals available to Tenant have been exhausted or the time for taking such appeals has expired.

(d) There shall be placed on file with the appropriate officials of the State of Nevada and remain on file, the continuous consent of Tenant or any other person permitted under this Lease to operate gaming facilities on the Premises authorizing Landlord to examine all reports and returns specifically relating to the Premises filed by Tenant or such other person with such officials.

(e) In order to permit computation of the percentage rent to be paid under this Section 2.4, the Tenant shall keep all accounting records presently or which may be hereafter required by

Nevada Gaming Statutes and Regulations (“Nevada Gaming Law”). Said accounting records shall be sufficient to furnish all of the information necessary to compute Gross Gaming Winnings. All accounting records required to be kept shall be available for inspection and copying by Landlord or it’s authorized agents, attorneys, or accountants at all reasonable times and places during the term of this Lease.

Section 2.5 The fixed rent provided by Section 2.1(a) shall be paid in equal monthly installments in advance on the first day of each month. The rent provided by Section 2.1 (c) shall be paid as provided in Article III. Within 30 days after the end of each calendar quarter the Tenant will pay to the Landlord the rent provided by Section 2.1(b).

Section 2.6 Each payment of rent will be made to the Landlord by the Tenant without demand, in good funds, at such place in the United States of America as may be designated in writing by the Landlord to the order of the Landlord or such other person as the Landlord may from time to time specify in writing. Until further notice by the Landlord, the Tenant shall pay all rent to the Landlord at Landlord’s offices located in the Premises.

Section 2.7 Because a portion of the rent is based on Gross Gaming Winnings, the Tenant must continuously operate a resort hotel, casino and related facilities (the “Enterprise”) on the Premises which are furnished, maintained, equipped and operated in a manner which makes the Enterprise competitive with other hotel-casinos at Stateline, Nevada.

Section 2.8 Except as expressly provided in this Section 2.8, Landlord and Tenant waive any claims each may have against the other with respect to the calculation and payment of rent pursuant to the Original Lease. Upon execution of this Lease, Tenant shall pay Landlord the sum of $68,000.00 as additional percentage rent for the year ended July 31, 1994.

ARTICLE III

Net Lease; Impositions and Adjustments

Section 3.1 This Lease is intended to be a net lease under which, during the term of this Lease, the rents will be absolutely net to the Landlord and the Tenant will pay all costs, expenses, obligations and impositions of every kind relating directly or indirectly in any way, foreseen or unforeseen, to the Premises. As used herein, “Impositions” means without limitation all taxes, assessments, water, storm and sanitary sewer rents, license and permit fees, and other governmental levies, charges and impositions, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of every kind and nature whatsoever imposed, assessed or levied, or which may become a lien upon the Premises, at any time during the term of this Lease upon or against the Premises or any portion of the Premises, this Lease itself, the rent payable under this Lease or on the Landlord solely by reason of its ownership of the Premises or the Tenant’s use of the Premises, but not including any income, corporate franchise, unincorporated business, estate, inheritance or similar taxes which may be imposed against the Landlord or any successor in interest. The Tenant will also pay all utility charges, storm water runoff treatment system fees, and other costs related to the Premises during the term of this Lease. Except as provided in Section 3.4, the Tenant will pay all Impositions or installments of Impositions before any fine, penalty, interest or cost may be added to them, except that the Tenant may pay any Imposition in installments if permitted by law to do so, even if interest accrues on the unpaid balance of the Imposition. The Tenant will, at the Landlord’s request, provide the Landlord with evidence of payment of any or all Impositions.

Section 3.2 If the holder of any mortgage loan incurred by the Landlord in accordance with Section 18.1 (a “Permitted Fee Mortgage”) requires the Landlord to deposit with the holder of the Permitted Fee Mortgage (a “Permitted Fee Mortgagee”) monthly or less frequently sums equal to pro-rata portions of Impositions for the then current year, the Tenant will at the request of the Landlord pay to the Permitted Fee Mortgagee the sums the Landlord is required to pay to the Permitted Fee Mortgagee as estimated Impositions. To the extent the Tenant pays estimated Impositions to a Permitted Fee Mortgagee, the Tenant will be relieved of the obligation to pay the Impositions. If a Permitted Fee Mortgagee fails to pay any Imposition for which it has received an estimated payment from the Tenant, the Tenant may, but will not be required to, pay that Imposition and credit the amount paid plus interest at the rate of 8% per annum against the fixed rent payments due under this Lease in the order in which they are due.

Section 3.3 The Landlord and the Tenant will adjust between them the payment of all Impositions as of the end of the term of this Lease, and all refunds or rebates of Impositions allocable to periods after termination of the term of this Lease, so that the Tenant will bear the cost of all portions of Impositions allocable to the term of this Lease and the Landlord will bear the cost of all Impositions allocable to periods after the term of this Lease. Allocations will be made in accordance with generally accepted accounting principles. For the purposes of this Section, a deposit by the Landlord or the Tenant of funds with a Permitted Fee Mortgagee with regard to an Imposition will be deemed to be, or to have been, payment of the Imposition to the extent of the deposit at the time the deposit is made. At any time after the commencement of the term of this Lease, the Landlord may bill the Tenant, and at any time after termination of the term of this Lease, the Tenant may bill the Landlord, for the estimated portion of the Impositions paid by the Landlord or the Tenant, as the case may be, allocable to the other party and the other party will pay the sum shown on the bill within 30 days after the bill is received. Estimates will be based on the prior year’s Impositions. Any additional payments or refunds due after Impositions are finally determined will be made promptly upon request.

Section 3.4 The Tenant may, at its own cost, contest the amount or validity of any Imposition. The Tenant may postpone payment of an Imposition while the Tenant is contesting it if the Tenant notifies the Landlord of the postponement and (a) the postponement will not place all or a portion of the Premises in danger of being forfeited or lost, and (b) no Permitted Fee Mortgage will be put in default because of the postponement.

Section 3.5 The Tenant may at its own cost seek a reduction in the assessed valuation of the Premises for tax purposes and prosecute any action or proceeding for that purpose in the name of the Tenant, the Landlord, or both. The Tenant will be entitled to retain any tax refund resulting from a reduction in assessed valuation, except to the extent the Tenant is required by Section 3.3 to pay a portion of a refund to the Landlord.

Section 3.6 The Landlord will cooperate with the Tenant in connection with my proceedings of the type described in Sections 3.4 and 3.5, and will execute all documents, and do all other things, reasonably requested of it by the Tenant in connection with those proceedings.

Section 3.7 Landlord shall timely notify Tenant of any matter or claim which may directly or indirectly affect Tenant’s obligations or rights under this Lease.

ARTICLE IV

Option to Renew

Section 4.1 If not in default on any of its monetary obligations under Sections 2.1(a), (b) and (c), the Tenant will have the option to renew this Lease at its expiration for an additional term of 25 years (the “Second Term”). The option to renew will be exercisable by a notice from the Tenant to the Landlord given at least one year prior to the expiration of the Original Term of this Lease.

Section 4.2 During the renewal period the Tenant will pay to the Landlord net rent computed in accordance with Articles II and III and will perform all the Tenant’s other duties and obligations under this Lease.

ARTICLE V

Use of Premises

Section 5.1 The Tenant shall use the Premises for a first-class resort hotel and casino, and uses reasonably related thereto, and for no other purpose.

Section 5.2 To the extent necessary in connection with the remodeling, expansion or operation of the improvements on the Premises, the Tenant may, with the consent of the Landlord, which will not be unreasonably withheld, cause utility easements to be created on the Premises (even if extending beyond the term of this Lease), cause streets to be widened and sidewalks to be installed, dedicate plats, cause zoning variances to be obtained with regard to the Premises, or otherwise change the zoning classification applicable to the Premises and agree to restrictions relating to the Premises in order to obtain zoning variances or changes in zoning classifications. The Landlord will execute such documents as may be reasonably necessary to perfect any easements, restrictions or other actions consented to under this Section.

Section 5.3 The Tenant will not use any portion of the Premises in any manner which violates the laws, ordinances or regulations of any governmental authority having jurisdiction over the Premises.

ARTICLE VI

Condition and Maintenance of Premises

Section 6.1 At all times during the term of this Lease, the Tenant shall, at its sole cost, maintain the Premises and the furniture, furnishings and equipment thereon in first class condition and maintain the entire Premises in a manner which complies in all material respects with all laws and regulations of all governmental authorities having jurisdiction over the Premises. The Tenant shall not at any time during the term of this Lease permit waste of the Premises or allow the Premises or the buildings included in the Premises to depreciate in value by reason of any neglect of the Tenant. At such time as any furniture, furnishings, equipment and other personal property included in the Premises must be replaced, the Tenant shall, at its sole costs, replace items to the extent replacement of such items is necessary in connection with operation of the Enterprise.

Section 6.2 The Tenant has been in possession of the Premises pursuant to the Original Lease and will be retaining possession of the Premises in the condition in which it is at date of commencement of the term of this Lease. The Tenant has executed this Lease on the basis of the Tenant’s own inspection and knowledge of the Premises and of the laws and regulations relating to the Premises, and the Tenant has not relied on any representations or warranties of the Landlord which are not expressly set forth in this Lease.

ARTICLE VII

Alterations and New Construction

Section 7.1 Landlord’s prior written consent, which will not be unreasonably withheld, will be required for those alterations to the Premises which involve:

(a)  The structural soundness or fundamental purpose of the existing hotel/casino building on the Premises;

(b)  Demolition of existing hotel casino buildings on the Premises except for the removal or deletion of portions to facilitate alterations otherwise permitted hereunder;

(c)  Construction of permanent, substantial and free-standing new buildings on the Premises;

(d)  Governmental conditions, requirements or land use changes which affect or may affect the Premises beyond the original term of the Lease or beyond any renewal term for which the option has been exercised; or

(e) Any of the actions by Tenant referred to in Section 5.2 of the Lease.

For purposes of this Article VII, “alterations” shall include construction of new improvements, modifications or replacement of existing improvements or any substantial parts thereof, and demolition of existing improvements or substantial parts thereof.

Section 7.2 Except as provided in Section 7.1, Tenant may undertake alterations on the Premises without Landlord’s prior written consent.

Section 7.3 Subject to the provisions of Article XXI concerning confidentiality, Tenant will provide Landlord with the details of its annual capital budget for alterations on the Premises and for furniture, fixtures and equipment to be placed on the Premises. It will further provide copies of all information relevant to such alterations on the Premises and for furniture, fixtures and equipment to be placed on the Premises estimated to cost in excess of $100,000, and which have been approved by the Board of Directors of its Affiliate. The term “affiliate” as used in this Lease shall mean any corporation which controls Tenant, is controlled by Tenant, any division of Tenant other than the Enterprise, or any corporation under common control with Tenant. For purposes of the foregoing, control (and the correlative terms “controlled by” and “common control”) shall mean ownership of fifty percent (50%) or more of the securities having non-contingent voting power for the election of directors.

Landlord will receive a quarterly report from the Tenant on the status of approved alteration requests and approved acquisitions of furniture, fixtures and equipment for the Premises.

Section 7.4 As to Tenant’s alterations, (a) the Tenant will complete with diligence all permitted alterations on the Premises undertaken by it, (b) all alterations on the Premises will be completed in a good and workmanlike manner, in accordance with all applicable laws, ordinances and regulations, and (c) the Tenant will first obtain all required licenses and permits relating to any such alterations on the Premises.

Section 7.5 The Tenant will pay all costs of alterations, permitted under this Article during the term of this Lease, and except as otherwise provided, will be entitled to all salvage in connection with demolition or replacement (including replacing of furniture, furnishings and equipment) during the term of this Lease. Tenant shall timely notify Landlord of all demolition of portions of the Premises owned by Landlord.

Section 7.6 The Tenant will pay for all alterations in time to prevent the imposition of any workman’s or materialman’s lien upon the Premises or, if a workman’s or materialman’s lien is imposed upon the Premises because of a claim which the Tenant is contesting, within sixty (60) days of the filing of such lien the Tenant will take such measures as provided by law to cause the discharge of the lien, including obtaining a bond therefor.

ARTICLE VIII

Pedestrian Separation

If required by any governmental authority having jurisdiction, Tenant shall cooperate in the design and construction of and shall pay up to fifty percent (50%) of the cost of constructing a pedestrian walkway under or over U.S. Highway 50 between the Premises and the Lake Tahoe Horizon, and the Landlord shall cooperate in the same.

ARTICLE IX

Insurance

Section 9.1 At all times during the term of this Lease, the Tenant will, at its own costs and expense:

(a) Keep all buildings and other improvements on the Premises insured against loss or damage by fire, and all risk of direct physical loss, including flood, earthquake, boiler explosion and machinery breakdown, in an amount or amounts at least sufficient to (i) insure that if any buildings or improvements are substantially destroyed the proceeds of the insurance will be sufficient to pay for removal of all remnants of the destroyed buildings or improvements, and (ii) provide at least 100% of the replacement cost of the buildings, improvements and furniture, furnishings and equipment included in the Premises, and (iii) comply with the requirements of any Permitted Fee Mortgage to which this Lease is subordinate, and (b) Keep in force general public liability insurance naming the Landlord and the Tenant as insureds in the amount of $10,000,000, or such greater amount as is customary for a property in Douglas County, Nevada, used for the purposes for which the Tenant uses the Premises.

Section 9.2 If the estimated cost of any alteration or new construction will be more than $1,000,000, during the period of construction the Tenant will maintain, at its own cost and expense, or cause contractors to maintain at their cost and expense,

(a) completed value builders risk insurance for the Premises, including building materials on the Premises, with all standard extended coverage, in an amount not less than the Tenant’s estimate of the cost of construction; and

(b) workmen’s compensation insurance covering the contractor’s and owner’s full liability.

Section 9.3 All insurance required by this article will insure the Landlord and the Tenant as their respective interest may appear and in the case of insurance against damage to the Premises, will, if requested by the Landlord, also insure the interest of the holder of any Permitted Fee Mortgage and provide that proceeds, if any, will be payable to the Landlord, the Tenant, and/or the Permitted Fee Mortgagee, as their respective interests may appear.

Section 9.4 All insurance will be with companies rated at least AA in Best’s Key Rating Index and authorized to do business in the State of Nevada. The Tenant may carry any insurance required by this Article in a blanket policy carried by it or an affiliate. To the extent obtainable each policy under which insurance coverage is obtained in order to comply with this Section will provide that it may not be canceled without thirty days’ prior written notice to the Landlord. If such a provision cannot be obtained, the Tenant will, at the request of the Landlord, provide the Landlord with proof of each premium payment made with regard to each policy when the payment is made.

Section 9.5 If there is a loss, the Landlord and the Tenant will cooperate in efforts to recover any insurance proceeds which may become due.

Section 9.6 Except as otherwise expressly provided, no damage or destruction of any portion of the Premises by fire or any other cause will cause an abatement of rent or in any other way affect the obligations of the Tenant under this Lease. If any building which is part of the Premises is wholly or partially destroyed by fire or other casualty, the Tenant shall continue to utilize any such building for the operation of the Enterprise to the extent that it is practicable to do so from the standpoint of good business practices. If, as a result of such a casualty, Tenant is unable to use twenty-five percent (25%) of the hotel-casino building on the Premises, the rent provided for in Section 2.1(a) shall be equitably abated in the proportion that the area of the unused part of the hotel-casino building bears to the whole area of that building. If, as a result of such a casualty, Tenant is unable to use forty percent (40%) of the parking spaces in the parking structure on the Premises, the rent provided for in Section 2.1(a) shall be equitably abated in the proportion that the unused parking spaces bear to all of the parking spaces on the Premises. Nothing in this Section shall be construed to abate or diminish the payment, and duty to make payment, by Tenant of rent required by Section 2.1(b), Section 2.1(c) and of its other monetary obligations contained in this Lease. The Tenant will at its own expense and with diligence make any repairs necessary to restore the Premises to at least as good condition as it was in immediately prior to the damage or destruction, whether or not the cost of those repairs is reimbursed by insurance. The net proceeds of insurance resulting from any property damage or destruction (after collection of expenses, if any) will be paid to the Tenant, which will apply the proceeds to reimburse itself for the cost of repairs, and will retain any excess. The abatement of rent provided for herein will continue until the earlier of the date when Tenant’s use of the Premises exceeds the threshold which allows the abatement of rent in the first instance, or until the date by which Premises could have been restored had such restoration proceeded with diligence.

Section 9.7 Within 30 days after the Commencement Date and thereafter at least ten (10) days prior to the expiration date of any expiring policy of insurance maintained to meet the requirements of this Lease, the Tenant will furnish the Landlord a certificate or memorandum of each policy of insurance maintained to comply with this Article.

Section 9.8 The Landlord and the Tenant each waives as to the other and its agents and employees all claims and rights of recovery for any damage to the Premises (whether or not the damage was the fault of the Landlord or the Tenant or its agents and employees) to the extent, but only to the extent, of any proceeds recoverable under policies of insurance required to be maintained under this Lease (including proceeds of coverage in excess of the minimum amounts required by this Lease). The Tenant and the Landlord each waives as to its insurers, and will use its best efforts to cause each policy of insurance maintained by it which relates to the Premises to include a waiver of any rights or claims against the other by reason of subrogation, assignment of claim or otherwise.

Section 9.9 If any type or amount of insurance Tenant is required by Landlord to maintain hereunder ceases to be generally available for properties similar to the Premises, Tenant will not be required to maintain that type or amount of insurance but will maintain the most nearly comparable insurance which is generally available for properties similar to the Premises.

ARTICLE X

Right of First Refusal to Purchase

Section 10.1 If the Landlord receives a bona fide offer to purchase the Premises or the Landlord’s rights under this Lease (other than solely as security for indebtedness which the nuiord in good faith intends to repay), or subject to the provisions of Article XV, if the Tenant receives a bona fide offer to purchase the Tenant’s rights under this Lease, and the party which receives the offer (the “Selling Party”) is willing to accept the offer, the Selling Party will comptly give the other party (the “Other Party”) a written notice of the offer (a “Notice offer”), including its terms, a statement that the Selling Party is willing to accept the offer, and to identity of the offeror, and the Other Party will have the option (the “Matching Option”), exercisable by a notice in writing given to the Selling Party not later than 60 days after the elling Party gives the Other Party the Notice of Offer, to purchase the Premises, or the, andlord’s or the Tenant’s rights under this Lease, as the case may be, on the terms set forth in the Notice of Offer, except that if the consideration to be paid is to be other than cash, the Other Party may pay the Selling Party cash with a value equal to the consideration specified in the ce of Offer. The Selling Party may not complete the transaction described in the Notice of Offer unless and until the Matching Option expires unexercised. If the Other Party does not exercise the Matching Option before it expires, the Selling Party may for six months after the Matching Option expires, sell the Premises or assign its rights under this Lease, as specified in the Notice of Offer, to any person on terms not more favorable to the purchaser than those set forth in the Notice of Offer.

Section 10.2 If the Other Party exercises a Matching Option, the closing of the sale of the Premises or the assignment of the Landlord’s or the Tenant’s rights under this Lease, as the case may be, from the Selling Party to the Other Party will take place at the Enterprise at 11 o’clock A. M. on a day specified by the Other Party in the notice of exercise of the Matching Option, which will be not later than 120 days after the notice of exercise of a Matching Option is given.

that closing:

(a) The Other Party will deliver to the Selling Party such other payment or consideration s may be required upon exercise of the Matching Option.

(b) The Tenant will make all payments of rent and other payments to the Landlord due to have been paid prior to the date of the closing.

(c) The Selling Party will deliver to the Other Party either (i) a Grant Bargain and Sale eed transferring to the Other Party title to the Premises free and clear of any liens or encumbrances other than liens and encumbrances which arise after the date of this Lease as a result of acts of, or with the consent of, the Tenant, and (ii) a bill of sale and such other documents as may be required to transfer to the Tenant all the personal property owned by the andlord with is included in the Premises at the time of transfer or (iii) if the option relates to an assignment of the Landlord’s or the Tenant’s rights under this Lease, such documents of ignment, financing statements, and other documents as are necessary to perfect that assignment.

Section 10.3 If the term of this Lease terminates for any reason, the provisions of this Article X will terminate simultaneously with termination of the term of this Lease.

ARTICLE XI

Default

Section 11.1 Subject to the provisions of any applicable law in effect at the time, each of he following events will be an Event of Default under this Lease:

(a) The Tenant fails to pay any rent required by Sections 2. 1(a), (b), or (c) by 20 days after notice from the Landlord, except that if in any calendar year the Landlord gives two notices of default in payment, any subsequent failure in that calendar year to pay rent within 20 days after s due will be an event of default without any notice from the Landlord.

(b) The Tenant fails to perform or comply with any of the other terms, covenants, reements or conditions contained in this Lease and the failure continues for more than 30 days ter the Landlord notifies the Tenant in writing of the failure, except that if the failure cannot be tred within 30 days, there will not be an Event of Default if within the 30 day period the Tenant gins to cure the failure, and thereafter the Tenant proceeds diligently to cure it. Provided, owever, there shall be no grace period for a failure to perform the duty imposed on the Tenant y Section 9.1.

(c) The Tenant files or consents to the filing of any petition seeking debtor’s relief or a etition seeking relief is filed against the Tenant and not dismissed within 60 days.

Section 11.2 If there is an Event of Default under this Lease (regardless of the pendency of any proceeding which has or might have the effect of preventing the Tenant from complying the terms of this Lease), the Landlord may at any time while the situation which constitutes an Event of Default continues, exercise any one or more of the following remedies:

(a) The Landlord may terminate this Lease by a notice in writing to the Tenant on a date (the “Early Termination’ Date”) specified in the notice (which may be the date the notice is given), without any further right by the Tenant to reinstate its rights by paying any rent or other sum which is due or otherwise curing the situation which constituted an Event of Default. On the Early Termination Date the term of this Lease will terminate as fully and with the same effect as if that were the last day of the term of this Lease specified in Article I and IV, the Tenant shall immediately surrender possession of the Premises to the Landlord, the Tenant will have no further rights under this Lease, and the Landlord will immediately become entitled to receive damages from the Tenant equal to the difference between (i) the aggregate rent for the balance of term (not including subsequent renewal periods), discounting all future payments at 9% per urn, and (ii) the fair net lease rental value of the Premises for the balance of the term (not including subsequent renewal options) based on discounting all future payments at 9% per annum. In addition, upon termination of this Lease under this subsection, the Landlord will be entitled to recover from the Tenant (i) any cost of repairing the Premises to first class condition, normal wear and tear excepted, less any insurance or other proceeds available to the Landlord for that purpose,. (ii) all rent and other sums due up to the Early Termination Date, and (iii) any reasonable costs, including but not limited to reasonable attorneys’ fees, incurred by the Landlord in recovering possession of the Premises.

(b) With or without terminating this Lease, as the Landlord may elect, the Landlord may reenter and repossess the Premises and lease it to any other person upon such terms as the Landlord may deem reasonable, for a term or terms which may be longer or shorter than the term this Lease, provided however, that the Landlord has a duty to mitigate its damages to the extent reasonably possible to do so. Any reletting with regard to periods prior to the termination of this Lease will be for the account of the Tenant. The Tenant will remain liable for (i) all rent and other sums which would be payable under this Lease by the Tenant in the absence of the repossession, less (ii) the net proceeds, if any, of any reletting effected for the account of the Tenant, after deducting all the Landlord’s expenses in connection with the reletting (including, but not limited to, repossession costs, brokerage commissions, reasonable attorneys’ fees and other legal expenses, employee expenses, reasonable alteration costs, and other expenses of preparation for reletting).

(c) If any portion of the Premises is sublet or leased by the Tenant to others, during the continuance of the situation which constitutes the Event of Default, the Landlord may, as the tenant’s agent, collect rents due from any sub-tenant and apply those rents to the rent and other ns the Tenant is required to pay under this Lease, without in any way affecting the Tenant’s remaining obligations under this Lease. This agency is being given for security and is hereby declared to be irrevocable.

Section 11.3 If the Landlord terminates this Lease or relets the Premises as provided in subsection (a) and (b) of Section 11.2, the Landlord may remove the Tenant, all persons claiming under the Tenant, (except subtenants with space leases for five (5) years or less), and their respective property, from the Premises, and store that property in a public warehouse or elsewhere at the cost of, and for the account of, the Tenant, without service or notice or resort to legal process (all of which the Tenant expressly waives) and without being deemed guilty of trespass or becoming liable for any resulting loss, damage or injury.

Section 11.4 The Tenant waives, for itself and all persons claiming under or through it, all rights under present or future law to redeem any portion of the Premises or otherwise reinstate this Lease if the term of this Lease is terminated or the Landlord takes possession of the Premises in accordance with this Article XI.

Section 11.5 The remedies in this Article XI are intended to be cumulative, except that the remedy in Section 11.2(a) is exclusive of any other remedy. No remedy made available to the Landlord in this Article XI is intended to preclude the Landlord from using any other remedy provided in this Lease or by law.

Section 11.6 No waiver by the Landlord of, or failure of the Landlord to seek a remedy for, any breach by the Tenant of any of its obligations under this Lease will be a waiver of any subsequent or continuing breach of that or any other obligation.

ARTICLE XII

Landlord’s Covenant of Quiet Enjoyment

Section 12.1 Landlord covenants, warrants and represents that it has full right and power to execute and perform all of the provisions of this Lease and to grant the estate demised herein; and covenants that, so long as there shall be no default under this Lease, Tenant shall peaceably and quietly have, hold and enjoy the Premises and all of the tenements, hereditaments and appurtenances thereunto belonging during the full term of this Lease.

Section 12.2 The Tenant will not have the right to terminate this Lease because of any breach by the Landlord of a warranty or covenant contained in this Lease unless the situation which constitutes a breach materially interferes with the Tenant’s ability to operate the Enterprise in Tenant’s usual and customary manner. The Tenant’s sole remedy for any other breach will be obtain reimbursement for the cost, including reasonable attorneys’ fees, of correcting the situation which constitutes a breach or, if that situation cannot be corrected, a reduction in the fixed rent proportionate to the resulting reduction in the value of the Premises caused by that situation.

ARTICLE XIII

Recording

Section 13.1 Simultaneously with the execution of this Lease, the Landlord and the Tenant will agree upon, execute, acknowledge and deliver to each other a Memorandum of Lease and Purchase Option in form suitable for recording in the office in Douglas County, Nevada, in which such records are kept, which sets forth the names of the Landlord and the Tenant, a description of the Premises, the term of this Lease, and the provisions of Article X relating to the, landlord’s and the Tenant’s rights of first refusal and other such provisions, if any, as may be required under the laws of the State of Nevada to permit the recording of the Memorandum and to make it effective to make this Lease and the Matching Options superior to any subsequently recorded document of title or mortgage relating to the Premises to which this Lease is not expressly subordinated. Either the Landlord or the Tenant may at any time after the Commencement Date, record the Memorandum of Lease and Purchase Option in the office in Douglas County, Nevada, in which records relating to title to real property are kept.

ARTICLE XIV

Termination of Lease

Section 14.1 Upon the termination of this Lease, whether by lapse of time or otherwise, the Tenant will at once surrender the Premises to the Landlord in the condition in which they are required to be kept under this Lease, and the Landlord and the Tenant will have no further ligations under this Lease, except the Tenant’s obligation to pay rent for periods prior to the termination of this Lease and the Tenant’s obligations on termination of this Lease set forth in Article XIV and in Sections 14.4 through 14.8.

Section 14.2 All buildings and improvements which are fixtures when they are surrendered will belong to the Landlord and the Landlord will not be required to pay any compensation for therein.

Section 14.3 Tenant shall surrender to Landlord all keys to or for the Premises and inform Landlord of all combinations of locks, safes and vaults, if any in the Premises. Tenant shall offer to sell to Landlord all furniture, furnishings, equipment and other items of personal property which are not fixtures placed in or on any portion of the Premises by the Tenant during the term of this Lease for a price not to exceed its book value at termination of the Lease. Such offer shall be made in writing at least thirty (30) days prior to termination of the Lease. If

Landlord does not accept Tenant’s offer, Tenant, at its expense, shall promptly remove all such personal property of Tenant, repair all damage to the Premises caused by such removal and restore the Premises to the condition which existed prior to the installation of the property so removed. Any personal property of Tenant not removed within ten (10) days following the expiration or earlier termination of the Lease shall be deemed to have been abandoned by Tenant and to have become the property of the Landlord, and may be retained or disposed of by Landlord, as Landlord shall desire. Tenant’s obligation to observe or perform the covenants set forth in this Section shall survive the termination of this Lease.

Section 14.4 Except as expressly stated below and subject to all required gaming and regulatory approvals, the Enterprise will in all respects be operated for the Tenant’s benefit until the time when this Lease terminates and for the Landlord’s benefit after that time. The Tenant will retain all cash and cash items (including, but not limited to, trade acceptance, bills of change, checks, drafts and notes) and all accounts receivable, including, but not limited to, city and guests ledgers, and time accounts receivable from travel agents, on hand at that time. The Landlord will cooperate with the Tenant in the collection of all accounts receivable, notes and similar items, and will permit representatives of the Tenant to enter the Premises and use its facilities from time to time during reasonable business hours after the termination in connection with the collection of those accounts receivable, notes and similar items.

Section 14.5 Except as specifically provided below, the following items will be apportioned as of 12:01 a.m. on the date this Lease terminates:

(a) All prepaid rents, all deferred rents, as and when collected, all prepaid guest charges, and all charges due from guests and other occupants, as and when collected. Guest room revenues for the night which begins on the day before the date of termination, whenever received, will belong to the Tenant. Any deposits held by the Tenant under leases relating to space on the Premises which continue on or after the date of termination, will be paid over, and belong, to the Landlord, which will to the extent, but only to the extent, of the deposits received by the Landlord, be responsible for returning all or portions of these deposits in accordance with the applicable leases or agreements;

(b) Charges and fees due or prepaid under telephone contracts and contracts for petroleum products, electricity and lighting. All deposits made by the Tenant under public service contracts (whether paid before or after the date of this Lease) will remain on deposit after the termination date, for the benefit of the Landlord, and will be credited to the Tenant;

(c) Charges for electricity or other utilities, to the extent not adjusted under subsection (b);

(d)           Charges and receipts under all hotel contracts (other than union or employment contracts);

(e)           Charges and fees paid or payable for transferable licenses and permits;

(f)            Advance payments under booking agreements for the Enterprise’s facilities;

(g)           Prepaid advertising expenses and outstanding due bills and similar items paid prior to the date of termination, or consented to by the Landlord;

(h) Fees and expenses for music and other broadcasting rights, trade association dues and trade subscriptions, coin machine income, telephone and washroom and checkroom income;

(i) Commissions of credit and referral organizations;

(j) Such other items as are customarily adjusted upon the sale of a similar enterprise.

In making apportionments, all prepaid rents, prepaid guest charges, and similar items will be prorated on the basis of the number of days of occupancy before and after the termination date, except that, with regard to guest room revenues the Tenant will get credit for revenues allocable to the night which begins on the day before the termination date. All other charges and expenses will be prorated on the basis of unit costs or, if this is not practicable, on the basis of the number of days before and after the date of termination.

Section 14.6 The Tenant’s cost of the food and beverage inventory at the Enterprise and the Tenant’s book value of the china, silverware, glassware, linens, uniforms, paper products, bathroom, laundry and cleaning supplies, other hotel supplies and similar items (together “Inventory Items”) at the Enterprise at 12:01 a.m. on the date of termination, will be determined by representatives of the Landlord and of the Tenant. The Landlord will be deemed to have acquired and owned all the Inventory Items on hand at the Enterprise at 12:01 a.m. on the date of termination, and the Landlord will pay the Tenant the Tenant’s cost or book value for those items as the case may be.

Section 14.7 At 12:01 a.m. on the date of termination, all the Tenant’s chips which are on tables or in the casino cashier’s cage at the Enterprise will be removed and the Landlord will place its chips on the tables and in the cashier’s cage. Pursuant to applicable state law, Tenant may elect the location at which its chips will be redeemed for 90 days after the date of termination or such other period as may be required by law. Landlord agrees, upon request by Tenant, to redeem Tenant’s chips at the Premises. The Tenant will, promptly upon request, purchase from the Landlord at their face value any of the Tenant’s chips redeemed by the Landlord.

Section 14.8 The net amount of the adjustments provided for in Section 14.5 and the purchase price of the Inventory Items provided for in Section 14.6 will be paid by check by the

Landlord to the Tenant, or by the Tenant to the Landlord, within ten days after the amount is computed.

ARTICLE XV

Assignment

Section 15.1 Subject to the provisions of Article X, and except as provided in Section 15.5, Tenant may assign or transfer this Lease or sublease the Premises or any material segment thereof by paying Landlord an assignment fee equal to the amount of the fixed rent for the Lease Year in which the assignment takes place. Provided however, the Tenant may at any time sublease or provide other contractual rights to use the Premises to stores, restaurants and athletic facilities for terms not longer than the Original Term or for any renewal term for which the option to renew has been exercised of this Lease without such payment. Except as provided in this Section 15.1, subject to Article X, the Tenant may assign or transfer this Lease or sublease the Enterprise or any material segment thereof without the prior written consent of the Landlord. If an assignee or transferee of this Lease agrees in writing to be obligated to the Landlord to fulfill all the obligations of the Tenant under this Lease, Landlord will consent in writing to release Tenant from any further obligations under this Lease, except that, unless the net worth of the assignee or transferee at the end of its fiscal year prior to the one in which the assignment or transfer took place is equal at least to the product of the fixed rent for the Lease Year in which the assignment or transfer takes place multiplied by twenty, the Tenant will not be released from its monetary obligations hereunder.

Section 15.2 On Tenant’s assignment or transfer of this Lease or its subletting of the entire Enterprise or any material segment thereof the rent for each Lease Year provided for in Sections 2.1(a) and 2.1(b) will be, at the election of Landlord to be exercised within the time provided in Section 10.1 for exercising its right of first refusal, either (a) the fixed and percentage rent computed in accordance with Sections 2.2 and 2.3 or (b) the highest total fixed and percentage rent paid by Tenant in any of the 5 Lease Years preceding the Year of assignment, transfer or subletting, increased annually by the lower of five percent (5%) or based on the Consumer Price Index for all Urban Wage Earners and Clerical Workers, United States City Average, All Items, published by the Bureau of Labor Statistics of the United States Department of Labor using the period 1982-1984=100 as the base period (the “Consumer Price Index”), and computed as provided in Section 15.3 and paid as provided in Section 15: 4.

Section 15.3 If the Landlord elects to have the rent computed as provided in Section 15.2 (b), the rent shall be computed by dividing the highest total fixed and percentage rent paid by Tenant in any of the 5 Lease Years preceding the year of assignment, transfer, or subletting by the index number for December of the Lease Year for which that fixed and percentage rent was paid and then multiplying that quotient by the index number for the month of December of the Lease Year preceding the Lease Year in question. In the event that the Bureau of Labor Statistics shall change the cycle for publication of the Consumer Price Index described above, so that no index number is published for the month in question, then the index number for the nearest month before the month in question shall be substituted. If the Bureau of Labor Statistics changes the Consumer Price Index described above so that no index is published, then the most nearly comparable index published shall be substituted.

Section 15.4 The rent provided for in Section 15.3 will be paid in equal monthly installments in advance on the first day of each month and will be deemed rent payable under Section 2.1 (a) and (b).

Section 15.5 Without payment of the assignment fee referenced in Section 15.1, the Tenant may at any time assign this Lease to (a) a corporation all of whose stock is owned directly or indirectly by Park Place Entertainment Corporation, Caesars World, Inc. or Desert Palace, Inc., including their parent, subsidiary and affiliate corporations, or (b) to a corporation or entity which is the successor to Park Place Entertainment Corporation as a result of a merger or consolidation with Park Place Entertainment. Assignment of this Lease by the Tenant to such a corporation will not relieve the Tenant of its obligations under this Lease.

ARTICLE XVI

Indemnification

Section 16.1 The Tenant will indemnify the Landlord against, and hold the Landlord harmless from, (i) any and all claims arising from the use or management of the Premises or from any work or other things done (other than by the Landlord) on the Premises during the term of this Lease, including, but not limited to, all Impositions and utility charges relating to the term of this Lease, (ii) any and all claims for loss or damage arising during the term of this Lease from the condition of any building included in the Premises or any street, curb or sidewalk adjoining the land included in the Premises, or any vaults, tunnels, passageways or space in or appurtenant to the Premises, or arising from a failure by the Tenant to fulfill any of its obligations under this Lease, or arising from any other cause, except the willful act of its agents, contractors, servants or employees, and (iii) all liabilities, costs and expenses, including reasonable attorney’s fees, incurred in connection with any such claim or any action or proceeding brought with regard to any such claim. If any action or proceeding is brought against the Landlord by reason of any such claim, the Landlord will promptly notify the Tenant of the commencement of the action or proceeding and will offer the Tenant the opportunity to assume the defense of the action or proceeding.

Section 16.2 Landlord will indemnify Tenant against and hold Tenant harmless from any and all claims, including costs, expenses and reasonable attorney’s fees arising out of Landlord’s breach of this Agreement.

ARTICLE XVII

Condemnation

Section 17.1 If at any time during the term of this Lease any portion of the Premises is taken by any authority by the exercise of any right of eminent domain or in any condemnation proceeding, or by agreement between the Landlord, the Tenant and those authorized to exercise such right, the Tenant will give the Landlord prompt notice of the occurrence, describing the nature and extent of the taking or the nature of the proceedings and negotiations and the nature and extent of the taking which might result from them as the case may be. Subject to the prior rights, if any, of Permitted Mortgagees, the Landlord will receive all awards and other compensation for the taking, except that if the laws of the State of Nevada permit compensation for termination of business of a tenant which is in addition to, and will not reduce, the awards and other compensation to the Landlord, the Landlord will cooperate in attempting to have the compensation include an award for termination of the business being conducted on the Premises, and the Tenant will be entitled to receive that portion of the compensation for the taking.

Section 17.2 If a portion, but not all, of the Premises is taken or condemned, the Landlord will promptly make such repairs as are necessary to make each building which is part of the Enterprise a whole architectural unit whether or not the cost exceeds the net proceeds of the condemnation award. Any excess will be retained by the Landlord. If Landlord does not fulfill its obligation to repair, Tenant may make such repairs as are necessary to make each such building which is a part of the Enterprise a whole architectural unit and may recover its costs from fixed rent and percentage rent in the order in which they are due. If a taking reduces the number of guest rooms by more than 25%, or includes more than 25% of the gaming floor space which cannot be reasonably reestablished, the taking may, at the election of the Tenant, exercised by a notice in writing to the Landlord given within 60 days after legal title to the portion of the Premises passes to the governmental authority, be considered a taking of the entire Premises to which Section 17.3 will apply. There shall be no abatement of rent for any taking which is not considered a taking of the entire Premises.

Section 17.3 If the entire Premises is taken or condemned, this Lease will terminate as of the date the governmental authority takes possession of the Premises, with the same force and effect as though that were the date specified in Article I or Article IV.

ARTICLE XVIII

Fee Mortgages

Section 18.1 During the term of this Lease the Landlord will not place any mortgage on, or security interest in the Premises. or permit any mortgage on, or security interest in, the Premises to exist except (a) mortgages which by their terms are subordinate to this Lease and (b) other secured loans consented to in writing in advance by the Tenant.

ARTICLE XIX

Leasehold Mortgages

Section 19.1 The Tenant may at any time or times mortgage or otherwise encumber its rights as Tenant under this Lease for purposes of alterations to the Premises as defined in Article VII; provided that any such mortgage or encumbrance shall contain a provision granting

Landlord the right and option, exercisable by written notice within the 30-day period following the recordation of a notice of default, to purchase the Leasehold Mortgagee’s position for cash in an amount equal to the entire balance of principal and interest due and owing by tenant and providing further that Landlord shall have 90 days after the recordation of a notice of default in which to complete said purchase.

Section 19.2 Subject to the provisions of Article X, the Landlord will be deemed to have expressly consented to the assignment of this Lease to any person who purchases this Lease and the rights created by it at a sale resulting from foreclosure or an assignment in lieu of foreclosure, of a mortgage on, or other security interest in, the Tenant’s rights under this Lease (a “Leasehold Mortgagee”).

Section 19.3 If the Landlord gives any notice of default or termination to the Tenant, the Landlord will send a copy of the notice to each person of whom the Landlord has received written notice who holds a Leasehold Mortgage (a “Leasehold Mortgagee”) at as nearly as possible the same time as the notice is given to the Tenant, at the address specified in writing to the Landlord in the notice of the existence of the Leasehold Mortgage. In no event may the Landlord give a notice of termination to the Tenant unless a copy of the prior notice of default, if any, has been given to each Leasehold Mortgagee as provided in this Section and in time to permit the Leasehold Mortgagee to cure the default as provided in Section 19.4.

Section 19.4 The Landlord will accept performance by any Leasehold Mortgagee of any obligation of the Tenant under this Lease with the same effect as though timely performed by the Tenant, if performance by the Leasehold Mortgagee is lawful and occurs within the following time periods:

(a) With regard to any payment of rent or any other sum of money due under this Lease from the Tenant, within 10 days after notice of the default in payment is given to the Leasehold Mortgagee; and

(b) As to all other defaults, within 30 days after notice of the Tenant’s default is given to the Leasehold Mortgagee. Any default of a type which cannot with due diligence be cured within 30 days will, for the purposes of this Section, be deemed cured by the Leasehold Mortgagee if within the 30-day period the Leasehold Mortgagee undertakes in writing to the Landlord to cure the default and thereafter proceeds diligently to cure it. If the event of default specified in a notice of default or termination is one of the events specified in Sections 11. 1 (c) or 23.7 the default will be deemed cured if the Leasehold Mortgagee notifies the Landlord within 30 days after the notice of the Tenant’s default is given to the Leasehold Mortgagee that the Leasehold Mortgagee intends to foreclose its Leasehold Mortgage, the Leasehold Mortgagee proceeds diligently to foreclose the Leasehold Mortgage, the Leasehold Mortgagee or its designee in fact acquires the rights of the Tenant under this Lease, and all other obligations of the Tenant under this Lease are. fulfilled as provided in this Section.

Section 19.5 While there exists an unpaid Leasehold Mortgage of which the Landlord has received written notice, this Lease will not be modified or amended, and the Landlord will not accept a voluntary termination of this Lease or a surrender of the Premises, without the prior written consent of the holder of each such Leasehold Mortgage.

Section 19.6 The Tenant may add the name of any Leasehold Mortgagee as an insured party under any insurance policy the Tenant is required to obtain under this Lease if it is specified in the Leasehold Mortgage or another document that the proceeds of the insurance are to be divided as provided in this Lease.

Section 19.7 If following foreclosure of a Leasehold Mortgage of all the Tenant’s rights under this Lease, a Leasehold Mortgagee or its designee asks the Landlord to enter into a lease of the Premises with the Leasehold Mortgagee or its designee for the remainder of the term of this Lease, the Landlord will enter into a new lease with the Leasehold Mortgagee or its designee for the remainder of the term of this Lease, at the rent provided in this Lease and containing all the other terms and provisions of this Lease relating to periods after commencement of the term of the new lease, including, but not limited to, the provisions of Article X, subject to the existing rights of any other person to possession of all or a portion of the Premises, if

(a) at the time the new lease is executed, all rent, Impositions and utility charges the Tenant is required to pay under this Lease to the date the new lease is executed have been paid by the Tenant, the Leasehold Mortgagee or its designee;

(b) in case any of the Tenant’s other obligations in this Lease have not been fulfilled, the Leasehold Mortgagee or its designee agrees at the time the new lease is executed that failure to fulfill those obligations within the time and in the manner specified in this Lease will constitute an event of default under the new lease;

(c) the Leasehold Mortgagee or its designee pays the Landlord at the time of execution of the new lease an amount equal to all previously unreimbursed expense, including reasonable attorneys’ fees, incurred by the Landlord because of any prior defaults by the Tenant; and

(d) the new lease will be made subject to the rights, if any, of the Tenant under this Lease.

Section 19.8 Upon request by the Tenant the Landlord will execute, acknowledge and deliver to any Leasehold Mortgagee an agreement, prepared at the Tenant’s expense, in which the Landlord agrees as between the Landlord and the Leasehold Mortgagee to all the provisions of this Article XIX.

ARTICLE XX

Certificates

Section 20.1 At any time and from time to time on not less than ten (10) days’ prior notice by the Landlord, the Tenant will execute, acknowledge and deliver to the Landlord or the holder of any Permitted Fee Mortgage a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and describing the modifications) and stating (a) whether there are any offsets or defenses on the part of the Tenant, (b) the dates to which the net rent, Impositions and other charges have been paid in advance, if any, and (c) whether to the best knowledge of the signer of the certificate the Tenant or the Landlord is in default. in performance of any obligations under this Lease and, if so, specifying each such default. It is intended that any such statement may be relied upon by a prospective purchaser of the Premises or by a Permitted Fee Mortgagee.

Section 20.2 At any time and from time to time on not less than 10 days’ prior notice by the Tenant or a Leasehold Mortgagee, the Landlord will execute, acknowledge and deliver to the Tenant or the holder of such mortgage, as the case may be, a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease is in full force and effect as modified and describing the modifications) and stating (a) the dates to which the net rent, Impositions and other charges have been paid in advance, if any, and (b) whether or not to the best knowledge of the signer of the certificate the Tenant is in default in performance of any obligations under this Lease, and, if so, specifying each such default. It is intended that any such statement may be relied upon by a prospective purchaser of the Tenant’s interest in this Lease or a prospective assignee of a mortgage.

ARTICLE XXI

Confidentiality

Section 21.1 Landlord and Tenant agree, on their own behalf and on behalf of their counsel, shareholders, and employees, and any other person who has acquired or may acquire knowledge of the matter through it or its counsel, to maintain the confidentiality of the information each receives from the other pursuant to the provisions of this Lease and not to disclose the same except as may be required by law or under compulsion of a lawful order and to resist by all legitimate means any attempt of any kind whatever to compel disclosure or otherwise breach the confidentiality requirements of the terms of this Lease.

Section 21.2 Landlord and Tenant each agree to give the other timely notice and opportunity to oppose any such attempt to compel disclosure and, even as to disclosures required by law or under compulsion of a lawful order, will give timely notice thereof to the other, and will cooperate with counsel for the other in resisting any such disclosures beyond the requirements of law.

Section 21.3 Landlord and Tenant each agree that it will not disclose the confidential information to its officers, agents, employees, auditors or bankers other than those who have a need to know such information in order to perform their duties, and that the obligations of confidentiality hereunder shall extend to those to whom any such disclosure is made, provided, however, Landlord and Tenant shall each use its best efforts to obtain confidentiality agreements containing the above commitments from its officers, agents, employees, auditors or bankers prior to any such disclosures, provided however, that failure to do so will not relieve Landlord or Tenant of its obligations under Article XXI.

Section 21.4 The provisions of this Article shall not apply to information which (i) becomes generally available to the public other than as a result of a disclosure by Landlord or Tenant, its counsel, shareholders, employees, agents, or advisors, or (ii) becomes available to the Landlord or Tenant, its counsel, agents or advisors on a non-confidential basis from a source other than the Tenant or Landlord as the case may be, provided that such source has a legal right to make such disclosure.

Section 21.5 The provisions of Article XXI do not apply to any information required to be made public in Park Place Entertainment Corporation filings made pursuant to the United States Securities and Exchange Commission statutes and regulations.

ARTICLE XXII

Discharge of Liens

Section 22.1 Except as expressly permitted by this Lease, the Tenant will not create or permit to exist any lien or other encumbrance on the Premises resulting from any acts or omissions by the Tenant. If as a result of the failure of the Tenant to pay any Imposition which the Tenant is required by this Lease to pay, to make any payment to a contractor or sub-contractor which the Tenant is required by this Lease to make, or to make any other payment, a lien is placed upon the Premises and Tenant fails to take the measures required in Section 7.6, the Landlord may, but will not be required to, pay such sum as is required to obtain discharge of the lien, or obtain the discharge of the lien by deposit or bonding. If the Landlord does that, the Tenant will pay the Landlord, promptly on demand as additional rent under this Lease, the entire sum spent by the Landlord plus the Landlord’s reasonable expenses, including reasonable attorneys’ fees, in connection with obtaining discharge of the lien.

ARTICLE XXIII

Licenses

Section 23.1 The Landlord and the Tenant will each use its best efforts to at all times maintain, all licenses and permits each of them is required to have to enable the Tenant to operate the casino in the Enterprise. The Landlord and Tenant will each cooperate fully with the other in efforts by the other to obtain and maintain the licenses and permits referred to in this Section, and the Landlord will cooperate fully with the Tenant in efforts by the Tenant to obtain and maintain licenses and permits necessary to enable the Tenant to serve alcoholic beverages on the Premises and to do any other things which may be appropriate in connection with the operation of the Enterprise.

Section 23.2 The Landlord will not sell the Premises, or any portion of it, or assign any of the Landlord’s rights under this Lease, until the purchaser or assignee has received all licenses and permits necessary to enable the Tenant to continue operating the casino in the Premises notwithstanding the sale or assignment.

Section 23.3 In the event that the Landlord loses any license required to enable Tenant to operate a casino in the Enterprise, including any license required for Landlord to receive percentage rent under Section 2.1(b) then, subject to the provisions of Article X of this Lease and provided it is consistent with applicable law or order of any regulatory authority, Landlord shall have a period of one year from the date of said loss in which to sell the Premises. If Landlord under applicable law or order of any regulatory authority does not have a period of one year to sell the Premises, or if Landlord fails to sell the Premises during that one year period or such lesser period of time as is allowed by applicable law or order of any regulatory authority, then Tenant’s sole and exclusive remedy shall be to elect either to (a) terminate this Lease, (b)

purchase the Premises on the terms and conditions set forth in Section 23.6 or (c) if lawful, have the percentage rent provided for in Section 2.1(b) cease and the rent due under Section 2.1(a) for the entire Lease Year in which the loss of license occurs and for each subsequent Lease Year be computed and paid as provided in Sections 23.4 and 23.5. Tenant shall exercise this option by notice to the Landlord within 10 days after the purchase price for the Premises is determined in accordance with Section 23.6.

Section 23.4 If pursuant to Section 23.3 Tenant elects to have the rent due under Section 2.1(a) computed pursuant to this Section, then that rent will be increased annually by two and one-half percent (2 1/2%). The fixed rent for each Lease Year will be the fixed rent for the Lease Year in which the loss of license occurs plus the average percentage rent paid by Tenant in the 5 Lease Years preceding the Lease Year in which the loss of license occurs.

Section 23.5 The rent provided by Section 23.4 will be paid in equal monthly installments in advance on the first day of each month, and will be deemed rent payable under Section 2.1(a).

Section 23.6 Tenant shall purchase the Premises for cash at its then fair market value without regard to this Lease as determined by the mutual agreement of the Landlord and Tenant or by appraisal as hereinafter provided. If the fair market value of the Premises cannot be determined by the mutual agreement of the Landlord and Tenant within 30 days after expiration of the one year period provided for herein, then it shall be determined by two appraisers, both of whom shall be residents of the State of Nevada and each of whom shall be a member of the American Institute of Real Estate Appraisers, or the successor thereto. One shall be selected by the Landlord and one shall be selected by the Tenant. Each appraiser shall independently determine the fair market value of the Premises within 30 days of this appointment. If the appraisals submitted are within 10% of each other, then the two appraisals shall be added together and divided by two and the average so obtained shall be the fair market value of the Premises.

If the appraisals are not within 10% of each other, then the two appraisers so appointed shall confer jointly and, if possible, determine the fair market value of the Premises. If the two appraisers cannot agree within 10 days from the date on which the last appraisal was submitted, then the two appraisers shall appoint a third appraiser who shall be a resident of the State of Nevada and a member of the American Institute of Real Estate Appraisers, or the successor thereto. The third appraiser shall independently determine the fair market value of the Premises within 30 days of his appointment. If the third appraiser’s determination is within 10% of one of the other appraisals, the two appraisals that are within 10% of each other shall be added together and divided by two and the average so obtained shall be determinative of the fair market value of the Premises.

If the third appraisal is not within 10% of either of the other appraisals, then the third appraisal shall bind both Landlord and Tenant and shall be determinative of the fair market value of the Premises.

The Landlord shall pay the fee of its appraiser and the Tenant shall pay the fee of its appraiser. The fee of the third appraiser shall be paid for equally by Landlord and Tenant. In the event Landlord or Tenant refuses to appoint an appraiser as is hereinabove provided, then it is mutually understood and agreed that the appraisal by the appraiser appointed by the party willing to appoint an appraiser, shall determine the fair market value of the Premises.

The sale of the Premises will close within 120 days from the date the fair market value of the Premises is determined. The obligations at the closing will be as provided in Section 10.2 of this Lease.

Section 23.7 The lapse suspension, or revocation of Tenant’s license to operate a casino on the Premises for a period of 60 days constitutes an event of default under this Lease. The Landlord may exercise any of the remedies provided in Section 11.2 of this Lease unless within 60 days of the lapse, suspension or revocation Tenant gives written notice that it will attempt to sell all of its rights under this Lease, in which event, subject to the provisions of Article X, Tenant will have one year from the date of said written notice in which to sell all of its rights under this Lease. If the Tenant fails to sell all of its rights under this Lease to someone who is licensed to operate the Casino on the Premises within said one year period then the Tenant shall be in default and Landlord may exercise any one or more of the remedies provided for in Section 11.2 of this Lease.

Section 23.8 During the one year period provided for in Section 23.7, the rent provided for in Sections 2.1(a) and 2.1(b) will be the greater of (a) the fixed and percentage rent computed in accordance with Sections 2.2 and 2.3 or (b) the fixed rent computed and paid as provided in Sections 23.4 and 23.5.

Section 23.9 During the one year period provided for in Section 23.3 the rent provided for in Sections 2.1(a) and 2.1(b) will be computed and paid as provided in Sections 23.4 and 23.5, if lawful, and if Tenant is permitted to continue to operate a casino on the Premises. If during that period it is not lawful to compute and pay the rent as provided in Sections 23.4 and 23.5 or if Tenant is not able to operate a casino on the Premises, then no rent shall be due under

Section 2.1(b) and all other rent shall be computed and paid in accordance with the provisions of Sections 2.1(a) and (c).

ARTICLE XXIV

Golf Course

Section 24.1 The Landlord will grant the guests at the Enterprise privileges at the Golf Course in Stateline, Nevada, owned by the Landlord at least as favorable as those enjoyed by guests at any other hotel. The Landlord will not grant, to guests at any other hotel, more favorable privileges at the Golf Course than those enjoyed by guests at the Enterprise. With reasonable advance notice the Landlord will also permit the Tenant to sponsor professional and amateur golf tournaments on the Golf Course at Tenant’s cost, and when reasonably required the Landlord will close the Golf Course to non-tournament play while tournaments sponsored by the Tenant are being played on the Golf Course. During the term of this Lease if Landlord sells or leases the Golf Course as a golf course, Landlord will cause any purchase or lease agreement to contain provisions consistent with this Section 24.1 and Section 24.2.

Section 24.2 The Tenant will have the right to feature the Golf Course in advertising, promotions, and promotional materials relating to the Enterprise, and to advertise the fact that guests at the Enterprise have the privilege of playing on the Golf Course.

ARTICLE XXV

Bankruptcy

Section 25.1 If at any time during the term of this Lease there shall be filed by or against Tenant in any court pursuant to any statute, either of the United States or of any State, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors or petitions for, or enters into, an arrangement (any of which are referred to herein as “a Bankruptcy Event”), then the following provisions shall apply:

(a) In all cases any debtor in possession or trustee in bankruptcy shall either expressly assume or reject this Lease within the time provided in 11 U.S.C. 5365(d).

(b) In the event of an assumption of the: Lease by a debtor or by a trustee, such debtor or trustee shall immediately after such assumption (i) cure any default or provide adequate assurances that defaults will be promptly cured; and (ii) compensate Landlord for actual pecuniary loss; and (iii) provide adequate assurance of future performance.

(c) Where a default exists in the Lease, the trustee or debtor assuming the Lease may not require Landlord to provide services or supplies incidental to the Lease before its assumption by such trustee or debtor, unless Landlord is compensated under the terms of the Lease for such services and supplies provided before the assumption of such Lease.

(d) The debtor in possession or trustee may only assign this Lease after compliance with the requirements of Article X, concerning Landlord’s right of first refusal and subject to the provisions of Article XV concerning assignment, including the provisions of Section 15.2 concerning increased percentage rent, if: (i) it is assumed; and (ii) adequate assurance of future performance by the assignee is provided, whether or not there has been a default under the Lease.

(e) If the assignee of the debtor in possession or trustee is not able to obtain all governmental approvals necessary for such person to operate the casino on the Premises within one (1) year following the assignment, then said person shall be required to sell all of its interest under this Lease and in the Premises in accordance with Section 23.7 of this Lease. During any period of time from and after a Bankruptcy Event, when the casino is not being operated on the

Premises, the rent will be calculated and paid in accordance with the provisions of Section 23.4 and Section 23.5 of this Lease.

(f) Landlord specifically reserves any and all remedies available to Landlord in this Lease or at law or in equity in respect of a Bankruptcy Event by Tenant to the extent such remedies.

ARTICLE XVI

Miscellaneous

Section 26.1 This Lease will inure to the benefit of the Landlord, the Tenant, the Landlord’s successors and assigns and the Tenant’s successors and assigns permitted by this Lease. Provided, however, that nothing in this Section shall impair any of the provisions in this Lease inhibiting the transfer, assignment, subleasing and encumbering without the written consent of Landlord.

Section 26.2 Whenever the approval or consent of the Landlord or the Tenant is required for any purpose under this Lease, that approval or consent will not be unreasonably withheld or delayed. Without limiting the foregoing, if any approval or consent is requested by either party, unless the consenting party notifies the requesting party within 60 days that it will not grant the approval or consent, the consenting party will be deemed to have given the approval or consent on the 61st day.

Section 26.3 The Landlord and the Tenant each represents and warrants to the other that no person has acted as a broker or finder or in a similar capacity in connection with this Lease or the transaction embodied in it. The Landlord hereby indemnifies the Tenant, and the Tenant hereby indemnifies the Landlord, against, and each of them agrees to hold the other harmless from, any liabilities, costs or expenses (including reasonable attorneys’ fees) by reason of any claim for broker’s, finder’s or similar fees arising out of services allegedly performed for the indemnifying party.

Section 26.4 The rights and privilege of the Landlord under this Lease will be cumulative, and no one of them will preclude the Landlord from taking advantage of any other of them. Neither the Landlord nor the Tenant will have any rights not expressly granted in this Lease.

Section 26.5 This Lease will be governed by, and construed under, the laws of the State of Nevada.

Section 26.6 The captions of the Articles of this Lease are for convenience only and in no way affect the construction of the terms and conditions of this Lease.

Section 26.7 The term “Landlord” as used in this Lease means the owner of the fee interest in, or mortgagee in possession for the time being of, the Premises.

Section 26.8 This Lease may not be changed except in writing.

Section 26.9 The Landlord may at any reasonable time or times enter upon the Premises to inspect and photograph them and make any repairs which may be essential for the protection and maintenance of the Premises which the Tenant fails to make after reasonable notice by Landlord and an opportunity for Tenant to make such repairs. The cost of any such repairs will be payable immediately upon demand by the Tenant to the Landlord as additional rent under this Lease.

Section 26.10 All notices and other communications required or permitted to be given by the Landlord or the Tenant to the other or to the holder of a Leasehold Mortgage or a Permitted Fee Mortgage must be in writing and will be deemed given on the day when delivered in person or on the third business day after the day on which mailed from within the United States of

America by certified or registered, return receipt requested, postage prepaid, mail, addressed as follows:

If to the Landlord:	Park Cattle Co.
P.O. Box 2249
Stateline, Nevada 89449

and to:	Gordon H. DePaoli, Esq.
Woodburn & Wedge
6100 Neil Road, Suite 500
P. 0. Box 2311
Reno, Nevada 89505

If to the Tenant:	Park Place Entertainment Corporation
Attn: President
3930 Howard Hughes Parkway
Las Vegas, N V 89109-0943

and to:	Park Place Entertainment Corporation
Attn: General Counsel
3930 Howard Hughes Parkway
Las Vegas, N V 89109-0943

or to such other place as the Landlord or the Tenant may from time to time designate in a written notice to the other. All notices to the holder of a Leasehold Mortgage or a Permitted Fee Mortgage will be deemed given on the day when delivered in person or on the third business day after the day on which mailed as set forth above for notices to Landlord or Tenant, addressed to the holder at the address given to the Landlord by the Tenant or by the holder of the mortgage.

Section 26.11 This document contains the entire agreement between the Landlord and the Tenant and supersedes all prior written or oral agreements between them.

Section 26.12 If the Landlord or the Tenant is required by this Lease to proceed diligently to complete any construction or do anything else, or to complete construction by a specified date, but the efforts to proceed or complete are delayed by governmental action, work stoppages, extraordinary weather conditions or similar factors entirely beyond the control of the Landlord or the Tenant, the delay will not be deemed a breach of the obligation to proceed diligently and any date by which construction must be completed will be extended by a number of days equal to the number of days of the delay.

Section 26.13 Except as expressly provided in this Lease, each requirement that a sum be paid or an act performed by a specified date is an essential term of this Lease.

Section 26.14 This Lease may be executed in counterparts, all of which will constitute one and the same agreement.

ARTICLE XXVII

Reservation of Space

Section 27.1 Notwithstanding Section 1.1 Landlord reserves from this Lease for the use and occupancy of Landlord those private offices now occupied by it on the second floor of the existing Hotel building or substantially similar office space in that building as determined by Tenant and agreed to by Landlord, together with ingress and egress thereto and therefrom.

ARTICLE XXVIII

Compliance Committee

Landlord acknowledges that as a condition precedent and a continuing condition to the effectiveness of this Agreement, Landlord may be subject to the approval of the Park Place Entertainment Corporation Compliance Committee (“Committee”). Tenant agrees that Landlord’s current and continuing licensure by the Nevada Gaming Commission shall be deemed conclusive proof of approval and suitability under this provision.

If Landlord ceases to be licensed by the Nevada Gaming Commission and if Tenant does not elect to terminate this Lease when and to the extent allowed by Section 23.3, then Landlord agrees to comply with all reasonable requests for information from the Committee. Such information may include (1) documentation relating to Landlord’s organization, (2) the identity of its officers, directors, and key employees, and (3) the nature of its ownership or capitalization.

If Landlord fails to comply with these requests for information, or if at any time the Committee reasonably and in good faith determines that a continuing business relationship with Landlord will have an adverse effect upon any material gaming license held by Park Place Entertainment or any of its subsidiaries or affiliates, Tenant, as its sole and exclusive remedy under this Lease, may terminate this Agreement upon thirty (30) days written notice to Landlord, without further liability to Landlord except for its monetary obligations to the date of termination and its obligations on termination.

IN WITNESS WHEREOF, the Landlord and the Tenant have executed this Amended and Restated Net Lease Agreement effective as of the day and year first above written.

TENANT:		LANDLORD:

DESERT PALACE, INC.		PARK CATTLE CO.

By:	/s/ Mark R. Dodson	By:	/s/ Bruce Park
	Mark R. Dodson		Bruce Park

Its	President	Its	President

EXHIBIT “A”

All of the following real property located at Stateline, Lake Tahoe, Douglas County, Nevada, more particularly described as follows, to-wit:

All of Parcel 2 as shown on the Site Survey of Park Tahoe filed in the Office of the County Recorder of Douglas County, Nevada on October 11, 1978 in Book 1978 of Maps at Page 634 File No. 26156.

EXHIBIT “B”

All of the following real property located at Stateline, Lake Tahoe, Douglas County, Nevada, more particularly described as follows, to-wit:

Being a portion of the Southeast 1/4 of the Northeast 1/4 of Section 27, Township 13 North, range 18 East, M.D.B.&M. and being more particularly described as follows:

Commencing at the Section corner common to Sections 26, 27, 34 and 35, Township 13 North, Range 18 East, marked by a brass cap; thence North 0°19’55” West, a distance of 284.76 feet to a brass cap marked 26.27 C.C.: thence North 48°36’ 30” West, a distance of 2414.21 feet along the Nevada-California State Line; thence North 28°02’ East, along the East Right of Way Line of U.S. Highway 50, a distance of 1375.64 feet to the True Point of Beginning; thence North 28°02’ East, a distance of 175.00 feet to a point; thence South 61°58’ East, a distance of 250.00 feet to a point; thence South 28°02’ West, a distance of 175.00 feet to a point; thence North 61°58’ West, a distance of 250.00 feet to the true point of beginning.